UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 3, 2007

VYYO INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-30189	94-3241270
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6625 The Corners Parkway, Suite 100, Norcross, Georgia		30092
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code (678) 282-8000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On July 3, 2007, Vyyo Inc. (the “Registrant”) announced that it had entered into an Employment Agreement with David Feldman, to serve as the Registrant’s Chief Technology Officer (the “Employment Agreement”), effective as of July 15, 2007 (the “Effective Date”).  A copy of the Employment Agreement is attached hereto as Exhibit 10.1.

Mr. Feldman, age 51, served as Vice President, Technology with Charter Communications from 2003 to 2006.  Prior to that time, Mr. Feldman was with Jones Intercable for six years.  Prior to Charter and Jones Intercable, Mr. Feldman served as Vice President, Engineering for Nova-Net Communications for seven years, and was a staff engineer at Phasecom. Mr. Feldman also served as a consultant for, or on staff of, a variety of other companies such as American Television & Communications; MediaOne; Sprint Nextel Corporation; U.S. West Wireless; and Convacent Corporation, and has held undergraduate teaching positions at the University of Denver.  Mr. Feldman holds a Bachelor of Science and a Masters of Science in Electrical Engineering from the University of Colorado, Denver.

The Employment Agreement is for a two-year term, with automatic one-year renewals, subject to termination upon prior notice by either party.  Mr. Feldman will receive an annual base salary of $170,000, which will be reviewed on or before December 31, 2007 and thereafter based on Mr. Feldman’ services and the Registrant’s financial results.  Mr. Feldman is eligible to receive employee benefits available to all employees and may become eligible to receive an annual cash bonus up to 50% of his then-current annual salary based on performance objectives to be agreed to by Mr. Feldman and the Registrant’s Chief Executive Officer.  The Registrant will recommend to its Compensation Committee that Mr. Feldman be granted a stock option to purchase 100,000 shares of the Registrant’s common stock subject to the Registrant’s standard vesting for new employees:  25% to vest at the one year anniversary of the grant with the remaining vesting in equal monthly installments for the next 36 months.  The exercise price of the stock options will be the closing price of the Registrant’s common stock on the date of grant.

If the Employment Agreement is terminated without “Cause” (as defined therein) before the initial two-year term, the Registrant must pay Mr. Feldman severance equal to six months of his annual salary (without bonus), payable over such period in accordance with the Registrant’s usual payroll practices.

If Mr. Feldman’ employment is terminated upon a “Change of Control” (as defined in the Employment Agreement), Mr. Feldman shall be entitled to (a) in lieu of the severance described in the foregoing paragraph, severance equal to his annual salary in effect during the year in which a Change of Control occurs; (b) immediate vesting of all unvested stock options; and (c) continuation of life, health, disability, vision, hospitalization, dental and other insurance coverage for one year for Mr. Feldman and his spouse.  If upon a Change of Control Mr. Feldman is offered employment by the Registrant’s successor with responsibilities substantially similar to those in the Employment Agreement and Mr. Feldman does not accept the offer, 33.3% of Mr. Feldman’ stock options will immediately vest.  If upon a Change of Control Mr. Feldman accepts employment by the Registrant’s successor with responsibilities substantially similar to those in the Employment Agreement, 33.3% of  Mr. Feldman’ stock options will immediately vest.  If Mr. Feldman terminates his employment for Good Reason (as defined in the Employment Agreement) with the Registrant’s successor on or after the six-month anniversary of the Effective Date of the Employment Agreement, all remaining stock options held by Mr. Feldman will immediately vest.

A copy of the press release announcing the foregoing management changes is attached hereto as Exhibit 99.1.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 above for a description of the appointment of Mr. Feldman as the Registrant’s Chief Technology Officer and details regarding the material terms of the Employment Agreement.

Item 9.01.              Exhibits.

Item 9.01(d)

Exhibit
Number	Description of Exhibit

10.1	Employment Agreement with David Feldman, effective as of July 15, 2007.
99.1	Press Release of Vyyo Inc. dated July 3, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYYO INC.

Date: July 3, 2007	By:	/s/ Tashia L. Rivard
Tashia L. Rivard
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

10.1	Employment Agreement of David Feldman, effective as of July 15, 2007.
99.1	Press Release of Vyyo Inc. dated July 3, 2007.